Exhibit 12.1


                   TRITON ENERGY CORPORATION AND SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                           (Thousands, except ratios)



                                            Three months ended
                                                August 31,                              Years ended May 31,
                                         ---------------------    --------------------------------------------------------------
                                             1994        1993        1994         1993          1992          1991         1990
                                         ---------    ---------   ---------   -----------   ----------    ----------   ---------
Fixed charges, as defined <F1>:
   Interest charges . . . . . . . . . .    $ 8,713     $ 5,889     $ 26,951     $  16,336     $ 11,066      $28,056      $ 33,181
Preferred dividend requirements of
   subsidiaries adjusted to
   pre-tax basis  . . . . . . . . . . .         --         364          364         1,551        1,780        2,330         2,498
                                           -------     -------     --------     ---------     --------      -------      --------
    Total fixed charges   . . . . . . .      8,713       6,253       27,315        17,887       12,846       30,386        35,679
                                           =======     =======     ========     =========     ========      =======      ========
Earnings as defined <F1><F3>:
   Earnings (loss) from continuing
    operations before income taxes,
    minority interest, extraordinary
    items and cumulative effect of
    accounting change   . . . . . . . .     (6,682)     33,748      (27,198)     (152,778)     (97,387)      16,511       (52,901)
   Fixed charges, above . . . . . . . .      8,713       6,253       27,315        17,887       12,846       30,386        35,679
   Less interest capitalized  . . . . .     (5,438)     (1,952)     (16,863)       (6,407)      (6,529)      (5,879)       (7,180)
   Plus undistributed (earnings)
    loss of affiliates  . . . . . . . .       (648)       (362)        (645)        3,012        2,558       (2,604)         (246)

   Less preferred dividend
    requirements of subsidiaries
    adjusted to pre-tax basis   . . . .         --        (364)        (364)       (1,551)      (1,780)      (2,330)       (2,498)
                                           -------     -------     --------     ---------     --------      -------      --------
                                           $(4,055)    $37,323     $(17,755)    $(139,837)    $(90,292)     $36,084      $(27,146)
                                           -------     -------     --------     ---------     --------      -------      --------
Ratio of earnings to fixed
   charges <F2><F3> . . . . . . . . . .         --         6.0           --            --           --          1.2            --
                                           =======     =======     ========     =========     ========      =======      ========

____________________

<F1>   Earnings include the Company's equity in the losses of an affiliate whose debt is guaranteed by the Company. Related interest charges for the years ended May 31, 1992, 1991 and 1990 of $819,000, $802,000 and
       $240,000, respectively, were excluded from fixed charges due to the improbability that such guarantees would be honored.
<F2>   Earnings were inadequate to cover  fixed charges for the three months ended August 31, 1994 by $12,768,000 and for the years ended May 31, 1994, 1993, 1992 and 1990 by $45,070,000, $157,724,000, $103,138,000 and
       $62,825,000, respectively.
<F3>   Earnings reflect nonrecurring writedowns and loss provisions of $984,000 and $12,262,000 for the three months ended August 31, 1994 and 1993, respectively, and for the years ended May 31, 1994, 1993, 1992, 1991 and 1990 of $45,754,000, $110,695,000, $67,178,000, $7,930,000 and
       $38,210,000, respectively. Nonrecurring gains from the sales of assets aggregated $52,051,000 for the three months ended August 31, 1993 and for the years ended May 31, 1994 and 1991 aggregated $56,193,000 and $28,351,000, respectively. The ratio of earnings to fixed charges if adjusted to remove nonrecurring items, would have been 0.5 in 1991 and
       0.3 in 1990. Without nonrecurring items, earnings would have been inadequate to cover fixed charges for the three months ended August 31, 1994 and 1993 by $11,784,000 and $8,719,000, respectively, and for the years ended May 31, 1994, 1993, 1992, 1991 and 1990 by $55,509,000,
       $47,029,000, $35,960,000, $14,723,000 and $24,615,000, respectively.